EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated April 5, 2017 (including amendments thereto) with respect to the Ordinary shares, nominal value €0.02, of Sequans Communications S.A. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 7, 2017

NOKOMIS CAPITAL, L.L.C.

By:	/s/ Brett Hendrickson
Brett Hendrickson
Manager

/s/ Brett Hendrickson
Brett Hendrickson